UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 1, 2013

GELTOLOGY INC.

(Exact name of registrant as specified in charter)

333-174874 (Commission File Number)	Delaware (State or other jurisdiction of incorporation)	35-2379917 (IRS Employer Identification No.)

Room 801, Plaza B, Yonghe Building,

No.28 AnDingMen East Street?

Dongcheng District,

Beijing, China.

Postal Code?100007

(Address of principal executive offices and zip code)

Phone: 86-10-64097316

Fax: 86-10-64097026

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2013, Shaokang Zeng resigned from the position of the Chief Financial Officer of Geltology Inc (the “Company”). Shaokang Zeng’s resignation is due to personal reasons and is not the result of any disagreement with the Company. Shaokang Zeng still remains the member of the board of director.

On July 1, 2013, Yanhong Xue (also known as “Amy Xue”, hereinafter referred to as “Amy Xue”) was appointed the Chief Financial Officer by the board of directors of the Company and entered into to an employment agreement dated July 1, 2013 with Amy Xue (the “Employment Agreement”).

Under the Employment Agreement, Amy Xue is employed by the Company for a term of 36 months commencing on July 1, 2013. The Company may terminate the Employment Agreement upon an aggregate thirty (30) business days' prior written notice and opportunity to cure. Amy Xue may terminate this Agreement immediately if (a) Company fails to make when due any payments to her under the Employment Agreement; (b) if she determines, in her sole discretion, that Company has failed to provide complete and accurate information necessary for her to perform the services required by the Employment Agreement, or that Company is acting or has acted in a manner that damages or could potentially damage her reputation in the business community, or (c) if Company (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) is declared insolvent or admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; (iv) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors, provided that, in the case of an involuntary proceeding, the proceeding is not dismissed with prejudice within sixty (60) days after the institution thereof; or (v) if Company becomes the subject of a Federal, State, SEC or NASD investigation into its business practices, accounting or officers and directors.

The thirty-six (36) month term of the Employment Agreement shall be deemed automatically renewed unless the Company gives notice to Amy Xue of an intention to terminate at the expiration of the original term. The notice must be in writing, received by Amy Xue at least thirty (30) days prior to the end of the term, and specifically address the automatic renewal provision of the Employment Agreement.

The Company agrees to pay Amy Xue a monthly salary of RMB 33,580 for the first year and a monthly salary increased by 10% for the second year and thereafter. In the event that Amy Xue, in her capacity as CFO, introduces any funding source to Company and Company successfully obtains funding from such source, Company shall pay Amy Xue a bonus equal to 5% of the total amount of funding obtained from such source at the closing date(s) of such funding transaction(s). Any compensation payment over-due fifteen (15) days will accrue interests at 1.5% compounded (one and a half percent) every thirty days.

Amy Xue, age 41, has extensive experience in U.S. GAAP financial reporting and public accounting, and she has performed audit and accounting services for a number of listed companies in a variety of industries. From October 2010 to June 2013, she was the partner of Wall Street CPA Services, LLC, an accounting firm in New York City that provided financial advisory and accounting services to listed and unlisted companies. From September 2007 to October 2010, Ms. Xue was a senior manager of Acquavella, Chiarelli, Shuster, Berkower & Co., LLP, a public accounting firm in New Jersey with an office in New York that provided audit services to listed and unlisted companies. Ms. Xue holds a M.S. in Accounting from Binghamton University and a B.S. in Law from Peking University in Beijing, China. She is a U.S. Certified Public Accountant in New York and a member of the American Institute of Certified Public Accountants (AICPA).

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Descriptions

10.1	Employment Agreement between Geltolgoy Inc. and Amy Xue

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GELTOLOGY INC.
Dated: July 8, 2013
	By:	/s/ Xingping Hou
Name: Xingping Hou
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Descriptions

10.1	Employment Agreement between Geltolgoy Inc. and Amy Xue